EXHIBIT 5



                                                                (614) 464-6400


                                August 22, 1996



Board of Directors
Symix Systems, Inc.
2800 Corporate Exchange Drive
Suite 400
Columbus, Ohio  43231

Gentlemen:

               We are familiar with the proceedings taken and proposed to be taken by Symix Systems, Inc., an Ohio corporation (the "Company"), in connection with the institution of the Symix System, Inc. 1995 Employee Stock Purchase Plan (the "Plan"), the granting of purchase rights to purchase common shares of the Company pursuant to the Plan, and the sale of the Company's common shares upon exercise of purchase rights under the Plan.

               We have collaborated in the preparation of the registration statement on Form S-8 ("Registration Statement"), to be filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 100,000 common shares to be issued under the Plan. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary to express the opinion hereinafter set forth.

               Based on the foregoing, we are of the opinion that when the 100,000 common shares of the Company have been delivered by the Company upon the exercise of purchase rights under the Plan against payment of the purchase price therefor, as specified in the registration statement when it shall become effective, said common shares will be validly issued, fully paid and nonassessable, assuming compliance with applicable federal and state laws.


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Board of Directors

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August 22, 1996




               We consent to the filing of this opinion as an exhibit to the aforementioned registration statement and to the reference to us in the prospectus included therein.

                                  Very truly yours,



                                  VORYS, SATER, SEYMOUR AND PEASE


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